                                                                       Exh 99.2

Len Cereghino & Co.                        CLIENT:   COWLITZ
BANCORPORATION
CORPORATE INVESTOR RELATIONS               CONTACT:  Charles W. Jarrett,
Pres. & COO (360) 423-9800
2605 Western Ave., Seattle, WA  98121                Don P. Kiser, Cowlitz
Bancorporation CFO                                   Harve Menkens, Bay Mortgage
(206) 448-1996
(425) 990-5560

NEWS RELEASE
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              COWLITZ BANCORPORATION FORMING BAY BANK IN BELLEVUE, WA;
       TARGETING INDEPENDENT BUSINESS MARKET; HARVE MENKENS NAMED PRESIDENT

     LONGVIEW and BELLEVUE, WA - May 17, 1999 - Cowlitz Bancorporation (NASDAQ:CWLZ) today announced the pending formation of a new community banking division - Bay Bank - to serve the greater Bellevue, Washington, independent
business community.   Harve Menkens, a founding member of Enterprise Bank, will
be president of the new banking division. Subject to regulatory approval, Bay Bank is expected to open in mid-summer 1999. It will be structured as a branch of Cowlitz Bank, doing business as (dba) Bay Bank.

     The formation of Bay Bank follows the announcement last week that Cowlitz Bancorporation has agreed to acquire Bay Mortgage Company, which will be operated as a division of Cowlitz Bank. Menkens has been Executive Vice President of Bay Mortgage.

     "The Bellevue/Puget Sound area is a thriving business market, home to many fast-growing and expanding companies," noted Charles W. Jarrett, President and Chief Operating Officer of Cowlitz. "Our market is the independent mid-sized
business with sales up to approximately $25 million.   The founders and staffs
of these firms have specific banking needs. Harve has the credentials and enthusiasm to quickly and profitably grow this new division of Cowlitz Bank into an aggressive lender. While Bay Mortgage's superb return on equity would have made it accretive at once to Cowlitz Bancorporation earnings, obviously the Bay Bank start-up will carry some early costs.

     "It's notable that several other highly regarded bankers are waiting to join us in this venture as soon as Bay Bank receives regulatory approval," Jarrett added. "Because Bay Bank will operate as a branch of Cowlitz Bank rather than as a separate subsidiary, we expect approval to come relatively quickly."

     "Bay Bank's strategy, like that of Bay Mortgage, will focus on cross-over relationships through mid-sized companies," Menkens said. "We're especially excited about the potential synergy between Bay Bank and the clients of Bay Mortgage - as well as between Bay Bank and Cowlitz' Business Finance

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Corp. subsidiary.  This synergy, coupled with Cowlitz' capital, provides the resources to be very successful in serving individuals and commercial businesses. With Cowlitz, we're excited to be part of a growing and vital company that's moving forward. Charles and his team are great entrepreneurs.

     "Bay Bank will provide 'high-touch' personal service to both individuals and businesses," Menkens added. "Reception to our concept has been extremely favorable. We have already been approached for loans totaling nearly $4 million, which we regard as an indication of significantly more to come. Our primary market is independently owned businesses and mid-size companies such as manufacturers, distributors, wholesalers, contractors and professional service organizations in the Greater Bellevue and Greater Puget Sound market area.

      "Bay Bank also will focus on all aspects of real estate lending; commercial, individual, residential and construction," Menkens said. "The individuals we serve also invest in owner-occupied commercial real estate as well as projects held for investment. Our experience shows that, through networking and referrals, we can develop strong relationships to build a dynamic, high-quality clientele.
                                       (more)


CWLZ Starting Up Bay Bank of Bellevue, WA
Page Two
May 17, 1999


"The need for Bay Bank is extremely high," he added. "Many individuals and businesses want a close, high-service relationship with a bank that puts them and their net worth first. My primary role as a banker is to help individuals build their net worth. By constantly nurturing clients, understanding their business and personal goals, and providing the resources to grow, we can build client relationships for life. Bay Mortgage's motto is: "CUSTOMER FIRST LENDING"; Bay Bank will adapt that to: "CUSTOMER FIRST BANKING".

     Highly regarded in the Western Washington business banking community, Menkens (age 40), began his banking career in 1984 as an officer in Wells Fargo National Bank's commercial banking groups in San Francisco and Newport Beach. He joined Rainier National Bank as a vice president and Manager-Commercial Banking Group in 1986.

     Menkens left Rainier Bank in 1989 to become a founding member of the senior management team for Enterprise Bank - a highly successful business bank acquired by Washington Mutual in 1996. At Enterprise, he was responsible for all marketing, loan, and deposit activities during the company's growth from one team with four lenders and four support staff in 1989 to four teams with 23 lenders and 21 support staff eight years later. During that period, Enterprise total assets grew more than six-fold while total loans increased more than 25 times with minimal non-performers. He continued with Enterprise during its first year of being assimilated into Washington Mutual, and then joined Bay Mortgage in 1997.

     "The opportunity that Cowlitz brings to Bay Mortgage and the start-up of Bay Bank is that we can kick-start this new company to the level Enterprise Bank enjoyed just before it was sold to Washington Mutual," Menkens added. "This is very exciting. The atmosphere and culture at Bay Mortgage, and the clientele we serve, directly resemble that of Enterprise, and they will be part and parcel of the success of our new venture."

      "We are extremely enthused about the Bay Bank opportunity," Jarrett said. "Our strategy all along has been to grow Cowlitz Bancorp beyond the Southwestern Washington focus of Cowlitz Bank where we already hold a substantial market share. We believe both Bay Bank and Bay Mortgage will make significant contributions."

     Bay Mortgage was founded in 1992. The company profitably originated approximately $237 million in mortgages last year, with a return on average equity exceeding 25% in 1998. Bay Mortgage specializes in all facets of residential lending from single family homes to small multi-plexes, including FHA and VA loans, construction loans and bridge loans. The acquisition of Bay Mortgage by Cowlitz is expected to close July 1, 1999. Scott Rerucha will continue as president of Bay Mortgage.

     Cowlitz Bancorporation is the holding company for Cowlitz Bank and Business Finance Corporation. Its Cowlitz Bank subsidiary is the only community bank headquartered in Cowlitz County - which is 40 miles north of Portland, Oregon. The bank offers commercial banking services primarily to small and medium-sized businesses, professionals and retail customers through five branches. Cowlitz' Business Finance Corporation subsidiary, based in Bellevue, WA, was acquired in September 1998 and provides asset based financing to companies throughout the Western US (California, Nevada, Hawaii, Oregon and Washington).

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: STATEMENTS IN THIS NEWS RELEASE LOOKING FORWARD IN TIME INVOLVE RISKS AND UNCERTAINTIES, INCLUDING REGULATORY APPROVAL, RETENTION OF KEY PERSONNEL, THE ABILITY TO PENETRATE AND EXPAND MARKETS, COMPLETION OF THE DUE DILIGENCE PROCESS, THE ABILITY TO EFFICIENTLY INCORPORATE NEW ACQUISITIONS, THE EFFECT OF CHANGING ECONOMIC CONDITIONS, CHANGES IN THE REGULATORY ENVIRONMENT, AND OTHER RISK FACTORS DETAILED IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS.
                                       - 0 -

NOTE:  Transmitted on PR Newswire at ___ a.m. PDT, May 17, 1999.